Press Release

Cowen Declares Quarterly Dividend On Its
Series A Cumulative Perpetual Convertible Preferred Stock

NEW YORK, NY — October 25, 2018 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its board of directors has declared a quarterly cash dividend of $14.06 per share on the Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Convertible Preferred Stock”).

The quarterly dividend on the Convertible Preferred Stock is payable on November 15, 2018, to holders of record at the close of business on November 1, 2018.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

For further information, contact:

Cowen Inc.
Stephen Lasota, Chief Financial Officer
(212) 845-7919

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
(949) 574-3860
COWN@liolios.com

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